Exhibit 99.1

iMedia Brands Announces Pricing of $24.0 Million Registered Direct Offering

MINNEAPOLIS, MN – May 12, 2022 – iMedia Brands, Inc. (the “Company” or iMedia Brands) (NASDAQ: IMBI) today announced the pricing of a registered direct offering of (i) 4,038,281 shares of its common stock, at an offering price of $3.07 per share, (ii) pre-funded warrants to purchase 3,763,022 shares of its common stock at an offering price of $3.0699 per pre-funded warrant, which represents the per share offering price of its common stock less the $0.0001 per share exercise price for each pre-funded warrant and (iii) warrants to purchase 7,801,303 shares of its common stock, with a per share exercise price of $2.94, which are only exercisable upon receipt of stockholder approval of an increase in the authorized shares of its common stock, which the Company will seek at its upcoming 2022 annual meeting, and which will be exercisable for the earlier of (a) five years from the date of receiving such shareholder approval and (b) six years from the date of warrant issuance. The initial closing of the offering is expected to occur on or about May 16, 2022, subject to customary closing conditions, with subsequent closings to occur within 180 days of the receipt of stockholder approval of the increase in authorized shares.

The gross proceeds to the Company from this offering are expected to be approximately $24.0 million, before deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to pay off a certain amount of its existing debt and for working capital and general corporate purposes.

The offering includes an aggregate of $1.95 million from the Company’s chief executive officer, Timothy Peterman, and Michael Friedman, Landel Hobbs and an affiliate Eyal Lalo, who each serve on the Company’s board of directors.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent for the registered direct offering.

A shelf registration statement on Form S-3 (File No. 333-258519) relating to the offering of the securities described above was filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2021 and declared effective by the SEC on August 12, 2021. The shares may be offered only by means of a prospectus. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and made available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may also be obtained, when available, by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About iMedia Brands, Inc.

iMedia Brands, Inc. and its subsidiaries is a leading interactive media company that owns a growing portfolio of lifestyle television networks, consumer brands, online marketplaces and media commerce services that together position the Company as a leading single-source partner to television advertisers and consumer brands seeking to entertain and transact with customers using interactive video.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking statements.” Any statements contained herein that are not statements of historical fact, including statements regarding the public offering and the anticipated use of net proceeds, are forward-looking. The Company often uses words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to), risks and uncertainties associated with market conditions and the timing, size and completion of this offering and the risks identified under Item 1A (Risk Factors) in the Company’s most recently filed Form 10-K and any additional risk factors identified in its periodic reports since the date of such Form 10-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Investors:
Investors:
Ken Cooper
kcooper@imediabrands.com
(952) 943-6119

Media:
press@imediabrands.com
(800) 938-9707